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                                                                     EXHIBIT 5


                                                             November __, 1996



        Aetna Industries, Inc.           Aetna Holdings, Inc.
        24331 Sherwood Avenue            24331 Sherwood Avenue
        P.O. Box 3067                    P.O. Box 3067
        Centerline, MI  48015-0067       Centerline, MI  48015-0067

        MS Acquisition Corp.             Aetna Export Sales Corp.
        24331 Sherwood Avenue            Citibank Building
        P.O. Box 3067                    Veterans Drive
        Centerline, MI  48015-0067       Charlotte Amalie
                                         St. Thomas, U.S. Virgin Islands


Re:   11 7/8% Senior Notes Due 2006

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (the "Registration Statement") of Aetna Industries, Inc., a Delaware corporation
(the "Company"), which the Company has filed with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to $85,000,000 aggregate principal amount of the Company's 11 7/8% Senior Notes due 2006 (the "New Notes"). The New Notes are to be issued in exchange for an equal aggregate principal amount of the Company's outstanding 11 7/8% Senior Notes due 2006 (the "Old Notes") pursuant to the Exchange and Registration Rights Agreement dated as of August 13, 1996 among the Company, MS Acquisition Corp., Aetna Holdings, Inc., Aetna Export Sales Corp. and the Initial Purchasers (as defined therein). The New Notes are to be issued by the Company pursuant to the terms of an Indenture dated as of August 1, 1996 (the "Indenture") among the Company, MS Acquisition Corp., Aetna Holdings, Inc., Aetna Export Sales Corp. and Norwest Bank Minnesota, National Association, as trustee (the "Trustee").

We have examined the proceedings taken or proposed to be taken by the Company in connection with the issuance of the New Notes. In arriving at the following opinion, we have relied, among other things, upon our examination of such corporate records of the Company and such certificates of public officials and of officers of the Company as we have deemed appropriate for


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purposes of rendering this opinion.  We have assumed with your permission that the terms of the Old Notes and the New Notes have been established in accordance with the terms of the Indenture, and that their issuance and sale
(i) did not and will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and
(ii) complied and will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company. In addition, we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legal, valid and binding agreement of the Trustee.

Based upon the foregoing examination and assumptions and in reliance thereon, and subject to the completion prior to the issuance of the New Notes of such proceedings now contemplated by the Company, and subject to the issuance by the Commission of an order declaring the Registration Statement effective, it is our opinion that the New Notes, when issued in accordance with the terms of the Indenture, duly executed by the Company, duly authenticated by the Trustee and issued and delivered against exchange of the Old Notes in accordance with the terms set forth in the prospectus that forms a part of the Registration Statement, will constitute valid and binding obligations of the Company.

Our opinion is subject to: (i) the effect of applicable bankruptcy, reorganization, insolvency, moratorium, arrangement and other laws affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers and (ii) the limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

This opinion is limited to the effect of the present state of the laws of the United States of America and the State of New York. The opinions expressed herein are based upon the law and circumstances as they are in effect or exist on the date hereof, and we assume no obligation to revise or supplement this letter in the event of future changes in the law or interpretation thereof with respect to circumstances or events that may occur subsequent to the date hereof. We express no opinion as to the effect of the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the prospectus which forms a part thereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Morgan,  Lewis & Bockius  LLP


MORGAN,  LEWIS & BOCKIUS  LLP